================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                              STERIS Corporation
                            ----------------------
            (Exact Name of Registrant as Specified in Its Charter)


               Ohio                                             34-1482024
 -------------------------------                           -------------------
 (State or Other Jurisdiction of                             (I.R.S. Employer
  Incorporation or Organization)                           Identification No.)

                     5960 Heisley Road, Mentor, Ohio 44060
   -------------------------------------------------------------------------
         (Address of Principal Executive Offices, Including Zip Code)

                      Nonqualified Stock Option Agreement
                 between STERIS Corporation and Les C. Vinney
                 --------------------------------------------

                           (Full Title of the Plans)

                             David C. Dvorak, Esq.
             Senior Vice President, General Counsel, and Secretary
                              STERIS Corporation
                     5960 Heisley Road, Mentor, Ohio 44060
                     -------------------------------------

                                (440) 354-2600
                                --------------
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

                    Approximate date of offering hereunder:
                    --------------------------------------
As soon as practicable after the effective date of this Registration Statement.

                            CALCULATION OF REGISTRATION FEE
========================================================================================
                                         Proposed        Proposed
                                         maximum         maximum
 Title of securities   Amount to be   offering price    aggregate        Amount of
  to be registered      registered      per share     offering price  registration fee
----------------------------------------------------------------------------------------
Common Shares,         90,000 shares        $13.8125   $1,243,125              $328.19
without par value
========================================================================================

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
------    ---------------------------------------

The following documents filed by STERIS Corporation ("STERIS") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) STERIS's Annual Report on Form 10-K for the year ended March 31, 2000;

          (b) All other reports filed by STERIS pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since March 31, 2000; and

          (c) The description of the Common Shares, without par value, of STERIS ("STERIS Common Shares") set forth in STERIS's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed by STERIS pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.
------    -------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.
------    --------------------------------------

               Roy L. Turnell, a partner in the law firm of Thompson Hine & Flory LLP, is Assistant Secretary of STERIS Corporation.

Item 6.   Indemnification of Directors and Officers.
------    -----------------------------------------

               STERIS is an Ohio corporation. Under the Ohio General Corporation Law ("Ohio Law"), Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio Law does not authorize the payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order determining that such person is fairly and reasonably entitled to indemnification. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles of incorporation, code of regulations, or contract, except with respect to the advancement of expenses of directors.

          STERIS's Amended Regulations provide that STERIS will, in all actions other than derivative actions, indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, trustee, officer, employee, or agent of another entity at the request of STERIS, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. With respect to derivative actions, STERIS's Amended Regulations provide that STERIS will indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, officer, employee, or agent of another entity at the request of STERIS, against expenses actually and reasonably incurred in the defense and settlement of the action unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. Notwithstanding the preceding sentence, STERIS will indemnify such directors, officers, employees, and agents in a derivative action if the court in which the action was brought determines that, despite the proof but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

          The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons. STERIS's Amended Regulations likewise provide that STERIS may purchase insurance to indemnify directors, officers, employees, or agents of STERIS.

          With respect to the advancement of expenses, Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proven by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests. STERIS's Amended Regulations provide that STERIS will advance expenses to a director (unless the action or suit is one in which the liability of the director under Section 1701.95 of the Ohio Law is the only liability asserted), officer, employee, or agent of STERIS incurred in defending any action, suit, or proceeding, whether derivative or otherwise, provided that such director, officer, employee, or agent agrees to both (a) repay the amount advanced if it is proven by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS and (b) to cooperate with STERIS concerning the action, suit, or proceeding.

               Under the terms of STERIS's directors' and officers' liability and company reimbursement insurance policy, the directors and officers of STERIS are insured against certain liabilities which may arise in their individual capacity as such.

Item 7.   Exemption from Registration Claimed.
------    -----------------------------------

          Not applicable.

Item 8.   Exhibits.
------    --------

          See Exhibit Index at page 8.

Item 9.   Undertakings.
------    ------------

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  * * * * * *

     (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 23/rd/ day of June, 2000.

                              STERIS CORPORATION
                              Registrant


                              By:  /s/ David C. Dvorak
                                 --------------------------------------------
                                 David C. Dvorak, Attorney-in-Fact for
                                 Bill R. Sanford, Chief Executive Officer and
                                 Chairman of the Board of Directors

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               Name                                Title

          Laurie Brlas            Senior Vice President and Chief Financial
                                  Officer

          Raymond A. Lancaster                    Director

          J. B. Richey                            Director

          Jerry E. Robertson                      Director

          Frank E. Samuel, Jr.                    Director

          Bill R. Sanford         Chief Executive Officer and Chairman of
                                  the Board of Directors

          Les C. Vinney           President and Chief Operating Officer,
                                  Director

          Loyal W. Wilson                         Director


                                   By: /s/ David C. Dvorak
                                      ------------------------------------
                                      David C. Dvorak, Attorney-in-Fact
                                       for the Officers and Directors
                                      Signing in the Capacities Indicated

June 23, 2000

                                 EXHIBIT INDEX


Exhibit Number                  Description of Exhibit

     4.1 1992 Amended Articles of Incorporation of STERIS Corporation, as amended on May 14, 1996, November 6, 1996, and August 6, 1998 (filed as Exhibit 3.1 to Form 10-K filed for the fiscal year ended March 31, 2000, and incorporated herein by reference).

     4.2             1992 Amended Regulations of STERIS Corporation (filed as
                     Exhibit 3.2 to Form 10-K filed for the fiscal year ended March 31, 1998, and incorporated herein by reference).

     5.1             Opinion of Counsel Concerning Legality.

    23.1             Consent of Ernst & Young LLP.

    23.2 Consent of Thompson Hine & Flory LLP, Counsel to STERIS Corporation, is contained in its opinion filed as Exhibit
                     5.1 to this Registration Statement.

    24.1             Power of Attorney.



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